Volatility Shares Trust 485BPOS

Exhibit 99.(d) (2)

Schedule A

(As of March 15, 2023)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Volatility Shares S&P High Volatility Index ETF	0.25%	September 29, 2022	December 5, 2022	December 5, 2022	September 29, 2024
1x Long VIX Futures K-1 Free ETF	0.84%	September 29, 2022	March 15, 2023	March 15, 2023	September 29, 2024
-1x Short VIX Mid-Term Futures ETF	1.35%	September 29, 2022	March 15, 2023	March 15, 2023	September 29, 2024